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Exhibit 5.1

May 31, 2006

Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421

Dear Ladies and Gentlemen:

        We have acted as counsel for Cubist Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the public offering and the registration under the Securities Act of 1933, as amended (the "Act"), of (i) up to $350,000,000 aggregate principal amount of the Company's 2.25% Convertible Subordinated Notes due 2013 (the "Notes") and (ii) up to 11,374,716 shares (the "Conversion Shares" and together with the Notes the "Securities") of the Company's common stock, par value $0.001 per share, issuable upon conversion of the Notes, pursuant to a Registration Statement on Form S-3, File No. 333-134559 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") on May 30, 2006 and a Registration Statement on Form S-3, File No. 333-134623, relating to the same offering of the Securities, filed with the SEC on May 31, 2006 pursuant to Rule 462(b) under the Act (the "462(b) Registration Statement").

        The Securities may be offered and sold by the Company from time to time pursuant to Rule 415 under the Act as set forth in the Registration Statement, including the preliminary prospectus included therein (the "Preliminary Prospectus"), the 462(b) Registration Statement, and the final prospectus relating to the Securities filed by the Company with the SEC on May 31, 2006 pursuant to Rule 424(b) under the Act (the "Final Prospectus" and together with the Preliminary Prospectus, the "Prospectus"). The Notes will be issued as subordinated indebtedness under an indenture between the Company and The Bank of New York (the "Indenture") and may be sold or delivered as set forth in the Registration Statement, the 462(b) Registration Statement and the Prospectus. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the 462(b) Registration Statement, or the Prospectus other than as to the validity of the Securities.

        We have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Securities. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we consider appropriate. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

        We have assumed that the Indenture and any other necessary agreements relating to the sale and issuance of the Securities will have been duly executed and delivered pursuant to authorizing resolutions of the Board of Directors (or a duly formed committee thereof) of the Company and that the Securities will be sold and transferred only upon the payment of the legal consideration therefor as provided in such agreements, in the Underwriting Agreement dated as of the date hereof, by and among the Company and the underwriters named therein, and in the manner contemplated by the Registration Statement, the 462(b) Registration Statement, the Prospectus and by such authorizing resolutions.

        The opinion set forth below relating to the binding effect of the Notes is subject to the following general qualifications:

            (i)  the enforceability of any obligation of the Company may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights); and

           (ii)  the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        This opinion is limited solely to (i) the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws and (ii) the internal, substantive laws of the State of New York as applied by courts located in New York. We note that the Subordinated Notes and the Indenture contain a provision stating that they shall be governed by, and construed in accordance with, the laws of the State of New York ("Chosen-Law Provision"). Except to the extent that such a Chosen-Law Provision is made enforceable by New York General Obligations Law Section 5-1401, as applied by a New York state court or a federal court sitting in New York and applying New York choice of law principles, no opinion is given herein as to any Chosen-Law Provision, or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Documents.

        Based upon and subject to the foregoing, we are of the opinion that:

  1.
  The Notes, once issued, will constitute validly issued and binding obligations of the Company; and

  2.
  The Conversion Shares have been duly authorized and, once issued upon conversion of the Notes, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K to be filed on the date hereof. In rendering this opinion and giving this consent, we do not admit that we are an "expert" within the meaning of the Act.

Very truly yours,
/s/BINGHAM MCCUTCHEN LLP BINGHAM MCCUTCHEN LLP

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  Exhibit 5.1